EXHIBIT 4
JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)
     In accordance with Rule 13d-1(k)(iii) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree by and among them to the joint filing on behalf of them of a Statement on Schedule 13D and that this Agreement be included as an Exhibit to such filing. The undersigned further agree that any and all amendments to such Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained in such Statement on Schedule 13D or in any such joint amendment thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute one instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 3rd day of February, 2010.

CRANE CO.
By:	/s/ Timothy J. MacCarrick
Name:	Timothy J. MacCarrick
Title:	Chief Financial Officer

CRANE MERGER CO.
By:	/s/ Timothy J. MacCarrick
Name:	Timothy J. MacCarrick
Title:	Vice President